Exhibit 10.3
SECOND AMENDMENT TO CORE DISTRIBUTION AGREEMENT
THIS SECOND AMENDMENT TO CORE DISTRIBUTION AGREEMENT (“Second Amendment”) is entered into as of October 11, 2006, by and between Connetics Corporation (“Connetics”) and McKesson Corporation (“McKesson”). Connetics and McKesson entered into a Core Distribution Agreement dated December 23, 2004 (“Original Agreement”), as amended by that certain Amendment to Core Distribution Agreement dated as of December 22, 2005 (“First Amendment”; the Original Agreement together with the First Amendment shall hereinafter be collectively referred to as the “Agreement”). Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Agreement.
AGREEMENT
1.	Section 2.3.1 of the Agreement is hereby deleted and replaced in its entirety with the following:
2.3.1 Inventory Levels. During the term of this Agreement, McKesson will use its best efforts to maintain an inventory level of ** inventory level shall be referred to herein as the “SKU Inventory Level”). The SKU Inventory Level shall be based on EDI 852 reports. Each SKU Inventory Level shall include Product located at both the SRC and all other facilities where Product is stored or warehoused. If at any time the inventory level of a particular SKU exceeds the SKU Inventory Level **, the Parties shall use best efforts to work together to maintain the inventory level for such SKU at the SKU Inventory Level.
2.	Section 2.3.2 of the Agreement is hereby deleted and replaced in its entirety with the following:
2.3.2 Purchase Limits. Connetics agrees to ship any McKesson purchase order in full with respect to any SKU of Product provided the purchase order is consistent with the SKU Inventory Level. Connetics has the right to question any purchase order that exceeds McKesson’s Average Weekly Movement or that is not consistent with the SKU Inventory Level and has the right to cancel any quantities for which McKesson is not able to provide reasonable justifications and/or explanations. Connetics will notify McKesson prior to canceling any questionable purchase orders. McKesson will have three (3) business days to provide reasonable justification and/or explanation for such questioned purchase orders.
3.	Section 2.3.3 of the Agreement is hereby deleted and replaced in its entirety with the following:
2.3.3 Weekly Purchasing. During the term of this Agreement, McKesson will use its best efforts to purchase Product weekly from Connetics based on the SKU Inventory Level. The Parties do not intend that any reduction in inventory shall be achieved by McKesson’s return of Product to Connetics.
4.	The remaining provisions of the Agreement shall continue in full force and effect as though fully set forth in this Second Amendment. Any conflict between the provisions of this Second Amendment and the Agreement shall be resolved in favor of this Second Amendment.
**	Portions of this exhibit have been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

The Parties have duly executed this Second Amendment as of the day first written above.

MCKESSON CORPORATION		CONNETICS CORPORATION

By:	/s/ Robert V. James	By:	/s/ Greg Vontz

Name:	Robert V. James	Name:	Greg Vontz
Title:	V.P. Brand RX Product Mgmt	Title:	President & COO